EXHIBIT 10.27

Execution Version

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is made as of January 4, 2008 by and between Fox Factory, Inc., a California corporation (the “Company”), and Compass Group Management LLC, a Delaware limited liability company (“Consultant”).

RECITALS

WHEREAS, the Company is engaged in the business of designing, manufacturing and marketing high-performance suspension products for mountain bikes, snowmobiles, all-terrain vehicles, motorcycles and off-road automotive vehicles (the “Business”); and

WHEREAS, the Company desires to retain Consultant to provide, on the terms herein set forth, executive, financial, and managerial oversight services during the Term (as defined below), and Consultant has capability enabling it to provide such services and is agreeable to providing the same on such terms.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is hereby agreed as follows:

AGREEMENT

1. TERM AND DUTIES.

(a) For the five year period commencing on the date hereof, unless sooner terminated pursuant to the provisions of Sections 7 or 8 (the “Term”), Consultant shall provide executive, financial, advisory and managerial oversight services to the Company and the Company’s subsidiaries from time to time in relation to their operations, strategic planning, financial reporting and planning and marketing and sales strategies, and including, without limitation, advisory and oversight services in relation to aligning corporate processes such as planning and budgeting, resource allocation and incentive compensation with the goals and targets of the Company’s value-creation strategy (the “Services”). A more complete description of the Services is set forth on Schedule A hereto. The nature of the Services shall be to analyze the performance of the Company’s executive personnel and to assist them in developing and planning the implementation of financing, internal growth and acquisition strategies; however, Consultant will not become involved in day-to-day operations of the Company.

(b) In general, the Services shall be provided by reviewing internal reports and financial statements and analyses prepared by the executive officers of the Company and advising them as to matters covered by such reports as well as assisting them to formulate financial and corporate growth strategies. If so requested, appropriate personnel of Consultant will attend all meetings of the Board of Directors. It is understood that the individuals who will provide Services to the Company may be employees of Consultant and will also have duties with and to Consultant, and that, therefore, none of said individuals will devote their full business time to the business of the Company, but that they will devote thereto only such time as may be necessary from time to time to properly perform their duties. Unless either party shall have notified the other of its intention not to renew, at least sixty days prior to the expiration of the Term, this Agreement shall automatically renew for successive three year periods.

2. DEGREE OF CARE.

Consultant shall use its best efforts to perform the Services and to cause its personnel to perform the Services hereunder in a professional manner and with due care, but shall have no liability to the Company for any act or omission except for gross negligence or the willful breach of this Agreement.

3. FEES.

(a) In full consideration and compensation for the Services to be furnished by Consultant to the Company and its subsidiaries during the Term, the Company shall pay to Consultant and Consultant shall accept, an annual fee in an amount equal to $500,000, payable in cash in arrears in equal quarterly installments of $125,000 (each a “Management Fee Payment”) commencing on March 31, 2008 (the first installment thereof to be pro rated from the date of this Agreement through March 31, 2008) and continuing on a calendar quarter basis until the Termination of this Agreement. Consultant’s fee shall be deferred if Company reasonably anticipates that the payment of such fee would violate any loan agreement or other similar agreement to which the Company is a party and such violation would cause material harm to the Company. Any amount accrued, payable and/or in arrears shall be paid promptly to Consultant as soon as and to the extent assets are legally available therefor, provided payment thereof is not legally or contractually restricted or prohibited.

(b) Unless full payment in respect of Management Fee Payments for all past periods and the then current period shall have been paid and a sum sufficient for the payment thereof set apart: (i) no dividend whatsoever (other than a dividend payable solely in capital sock of the Company or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of capital stock of the Company) shall be declared or paid, and no distribution shall be made on, any capital stock, and (ii) no shares of capital stock shall be redeemed, purchased or otherwise acquired (or pay into or set aside for a sinking fund for such purpose); provided, however, that this restriction shall not apply to the repurchase of shares of capital stock of the Company from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment.

(c) All payments hereunder shall be in U.S. Dollars and shall be made at the offices of Consultant, unless otherwise instructed, at least three business days prior to the due date of the payment.

4. EXPENSES.

(a) During the Term, the personnel of Consultant assigned to perform duties hereunder will engage in such travel as may be reasonably required in connection with the performance of those duties. The Company will pay or reimburse all such reasonable expenses upon submission of proper documentation, with due regard to cost savings for the Company’s benefit.

(b) The Company will pay for, or reimburse Consultant for, all equipment and supplies bought by Consultant and specifically dedicated to the purposes of this Agreement (e.g. computer supplies). Consultant shall not be entitled to reimbursement of incidental expenses (e.g. use of Consultant’s offices) for purposes hereof.

(c) Consultant will pay all salaries, wages, bonuses, health and other insurance expenses, pension fund payments, payroll taxes and withholding and the like applicable to its employees furnishing Services hereunder, without the right to reimbursement from the Company.

(d) The Company will indemnify, to the fullest extent permitted by law, Consultant and the personnel of Consultant who perform the Services hereunder against any claims which may be made against them by reason thereof other than claims arising from Consultant’s gross negligence or willful misconduct.

5. NON-EXCLUSIVE DEALING.

The Company acknowledges that Consultant is engaged in various other businesses some of which may be competitive with the Business and that all persons who perform Services hereunder will be full time employees of Consultant and that their primary loyalty is to Consultant. The mere existence of Consultant’s business activities as described above and the use of such employees to perform Services shall in no way give rise to any liability of Consultant or such employees under this Agreement.

6. RELATIONSHIP BETWEEN PARTIES.

Consultant and the Company are not partners or joint venturers, and neither shall have any power or right to incur any liability on behalf of the other party; provided, however, that any of the personnel of Consultant elected as an officer of the Company shall have the power to obligate the Company in such capacity as an officer, but only to the extent appropriate for such office. Each party shall discharge its own debts and obligations without recourse against the other.

7. DEFAULTS.

(a) The following shall constitute events of default (“Events of Default”) hereunder:

(i) The failure of the Company to pay Consultant any sums due to Consultant hereunder within ten days of written demand therefor by Consultant.

(ii) The failure of either party to perform, keep or fulfill in any material respect any of the other covenants, undertakings, obligations or conditions set forth in this Agreement or the failure of Consultant to perform the Services in a professional manner and with due care, and the continuance of such default for a period of 30 days after notice of said default.

(b) Upon the occurrence of any Event of Default, the non-defaulting party may give to the defaulting party notice of the non-defaulting party’s intention to terminate this Agreement specifying the cause therefor (“Termination Notice”). If the defaulting party shall fail to cure the Event of Default before the expiration of a period of 60 days from the date of such Termination Notice, this Agreement shall terminate. In the case of an Event of Default by the Company, the parties acknowledge that the damages of Consultant would be substantial, but difficult to compute with accuracy; accordingly, Consultant shall be entitled to receive in cash as an agreed upon amount of liquidated damages an amount equal to two times the annual fee set forth in Section 3(a) hereof.

(c) The rights granted hereunder shall not be in substitution for, but shall be in addition to, any rights and remedies available to the non-defaulting party hereunder by reason of applicable provisions of law.

8. TERMINATION.

In addition to termination pursuant to the provisions of Section 7, this Agreement shall terminate without liability of any party to the other upon the earlier to occur of the following:

(a) upon the expiration of the Term;

(b) at any time upon the written agreement of the Company and Consultant;

(c) immediately upon the dissolution, bankruptcy or insolvency of the Company;

(d) upon 30 days’ prior written notice by the Company to Consultant; or;

(e) upon a Change in Control of the Company. For purposes of this Agreement, a “Change in Control” means the happening of any of the following: (i) the sale of substantially all of the assets of the Company and its subsidiaries, taken as a whole, that results in the holders of the issued and outstanding voting securities of the Company immediately prior to such transaction beneficially owning or Controlling less than all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, immediately following such transaction, or (ii) any merger, consolidation, sale of stock or other business combination that results in the holders of the issued and outstanding voting securities of the Company immediately prior to such transaction beneficially owning or Controlling less than a majority of the voting securities of the continuing or surviving entity immediately following such transaction; provided that Consultant and any Affiliate of Consultant shall be deemed to be one and the same person for proposes of determining whether a Change in Contract has occurred. Beneficial ownership of a person shall be determined by reference to Rule 13d-3 of the Exchange Act. The terms “Control” (and any derivation thereof) and “Affiliate” shall have the meanings assigned thereto in Regulation 12b-2 promulgated under the Exchange Act.

9. WAIVER.

The failure of either party to insist upon a strict performance of any of the terms or provisions of this Agreement or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party. In the event of consent by either party to an assignment of this Agreement, no further assignment shall be made without the express consent in writing of such party, unless such assignment may otherwise be made without such consent pursuant to the terms of this Agreement. In the event that any portion of this Agreement shall be declared invalid by order, decree or judgment of a court of competent jurisdiction, this Agreement shall be construed as if such portion had not been inserted herein except when such construction would operate as an undue hardship to Consultant or the Company or constitute a substantial deviation from the general intent and purpose of said parties as reflected in this Agreement.

10. ASSIGNMENT.

Neither party shall assign or transfer or permit the assignment or transfer of this Agreement, or it rights or obligations hereunder without the prior written consent of the other; provided, however, that the sale of substantially all the assets of Consultant to, or the merger of Consultant into a single entity or a group of entities under common control, shall not constitute an assignment or transfer for purposes of this Section 10.

11. INDEMNIFICATION

To the fullest extent permitted by law, the Company and its subsidiaries, jointly and severally, agree to indemnify, hold harmless and defend Consultant and its principals, partners, officers, agents and employees (the “Consultant Group”) from and against any loss, liabilities, costs, expenses, suits, actions, claims and all other obligations and proceedings, including, without limitation all judgments rendered against, and all fines and penalties imposed upon, the Consultant Group and all attorneys’ fees and any other cost of litigation (“Consultant Damages”) that are in any way related to the Consultant’s performance or obligations under this Agreement. The Company and its subsidiaries’ obligation to defend and indemnify under this Section will apply regardless of whether the claim arises in tort, negligence, contract, warranty, strict liability or otherwise except for claims that are proven to be a direct result of the gross negligence or willful misconduct of a member of the Consultant Group.

12. MISCELLANEOUS.

(a) Right to Make Agreement. The Company and Consultant each warrant that neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall violate any provision of law or judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over the Company or Consultant; result in or constitute a breach under any indenture, contract, other commitment or restriction to which either is a party or by which either is bound; or require any consent, vote or approval which has not been taken, or at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have throughout the term of this Agreement and any extensions thereof, the full right to enter into this Agreement and perform its obligations hereunder.

(b) Offsetting Management Services Agreement. This Agreement shall be an “Offsetting Management Services Agreement” as such term is defined in that certain Management Services Agreement, originally dated as of May 16, 2006, by and between Consultant and Compass Group Diversified Holdings LLC, as amended from time to time.

(c) Applicable Law; Jurisdiction. This Agreement shall be construed under and shall be governed by the laws of the State of New York.

(d) Notices. Notices, statements and other communications to be given under the terms of this Agreement shall be in writing and shall be deemed to have been received (i) on the date of delivery if delivered in person or by facsimile copy and confirmed, (ii) on the date received if sent by Federal Express or other similar overnight delivery service which requires a signed receipt or (iii) upon three days after the date of mailing, if mailed first class by registered or certified mail, return receipt requested, to the party entitled to receive the same at the following addresses:

If to the Company:	Fox Factory, Inc.
130 Hangar Way
Watsonville, California 95076
Attention: President and CEO

If to Consultant:	Compass Group Management LLC
61 Wilton Road, 2nd Floor
Westport, Connecticut 06880
Attention: I. Joseph Massoud

Any party to receive notices hereunder may change its address for notices by giving notice to the other parties stating its new address. Commencing on the fifth day after giving such notice, such newly designated address shall be such party’s address for the purpose of all notices, statements or other communications required or permitted to be given pursuant to this Agreement.

(e) Entire Agreement. This Agreement, together with other writings signed by the parties expressly stated to be supplementing hereto and together with any instruments to be executed and delivered pursuant to this Agreement, constitutes the entire agreement between the parties and supersedes all prior understandings and writings.

(f) Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers on the year and day first above written.

FOX FACTORY, INC.

By:	/s/ Robert C. Fox, Jr.
Name:	Robert C. Fox, Jr.
Its:	President and Chief Executive Officer

COMPASS GROUP MANAGEMENT LLC

By:	/s/ Elias J. Sabo
Name:	Elias J. Sabo
Its:	Partner

[Signature page to Management Services Agreement]

Schedule A

Services:

Board Activities:

1.	To the extent designated to serve as a Board member by the stockholders of the Company, employees of Consultant shall do so at no additional cost (provided that reimbursement of expenses associated with such Board service will be governed by Section 4 of the Agreement).

2.	To the extent designated to serve as a member of a Board committee by the Board, employees of Consultant shall do so at no additional cost (provided that reimbursement of expenses associated with such Board service will be governed by Section 4 of the Agreement)

3.	Actively recruit and evaluate new Board members.

Financial and Budget Planning:

1.	Work with management to establish (and revise, as necessary) budget guidelines for each fiscal year.

2.	Work with management to revise and update cost and revenue drivers and significant assumptions included in the budget for each fiscal year.

3.	Work with management to evaluate the accounting, auditing and tax services provided by the Company’s independent public accountants and, if necessary, identify replacement services.

General Advisory and Oversight:

1.	Continuously review the financial position of the Company and its short-term planning, sales and marketing goals and initiatives.

2.	Provide general advisory and oversight services in connection with resource allocation and capital projects.

3.	Provide general advisory and oversight services in connection with key employee and management incentive compensation.

Strategic Planning:

1.	Assist management with the continuous review and evaluation of the Company’s long-term strategic plan.

2.	Assist the Company in continuously evaluating the most advantageous capital structure for the Company.

3.	Assess and critique the Company’s business plan and strategically evaluate the optimal position for the Company in the marketplace to maximize value to its stockholders, including the identification and evaluation of potential acquisition targets and the identification and evaluation of potential acquirers.

Information Reporting and Communications:

1.	Work with management, as necessary and appropriate, to facilitate communications between the Company and its Board members, investors and lenders.

2.	Continuously assess all information reporting protocols.

AMENDMENT OF MANAGEMENT SERVICES AGREEMENT

This AMENDMENT OF MANAGEMENT SERVICES AGREEMENT (the “Agreement”), is entered into as of October 1, 2009, by and between Fox Factory, Inc., a California corporation (the “Company”) and Compass Group Management LLC, a Delaware limited liability company (“CGM”).

RECITALS:

WHEREAS, the Company and CGM are party to that certain Management Services Agreement dated January 4, 2008 (the “MSA”);

WHEREAS, as a result of the current economic downturn and resulting impact on the Company’s financial circumstances, the Company and CGM desire to amend certain provisions of the MSA in accordance with the terms of this Agreement.

NOW THEREFORE, in consideration of the mutual premises and the respective mutual agreements contained herein, the Company and CGM agree as follows:

Section 1. Fees. Paragraph 3 of the MSA is hereby amended by added the following Subparagraph (d) to the end of Paragraph 3:

“(d) Notwithstanding anything in this Paragraph 3 to the contrary, the quarterly installment of the annual fee for the fourth quarter of calendar year 2009 shall be reduced to a total amount of $100.”

Section 2. Effectiveness of MSA. Except as otherwise provided in this Agreement, the terms and provisions of the MSA remain in full force and effect.

Section 3. Governing Law. This Agreement shall be construed under and shall be governed by the laws of the State of New York.

Section 4. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment to Management Services Agreement as of the date first above written.

COMPANY:

FOX FACTORY, INC.,
a California corporation

By:	/s/ Zvi Glasman
Name:	Zvi Glasman
Title:	Chief Financial Officer

CGM:

COMPASS GROUP MANAGEMENT LLC,
a Delaware limited liability company

By:	/s/ Elias J. Sabo
Name:	Elias J. Sabo
Title:	Partner

Signature Page

Amendment to Management Services Agreement

Fox – CGM